UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2022

OWL ROCK TECHNOLOGY FINANCE CORP. II

(Exact name of Registrant as Specified in Its Charter)

Maryland	000-56371	87-2993019
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

399 Park Avenue,
38th Floor
New York, NY		10022
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 419-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 – Entry into a Material Definitive Agreement

On November 8, 2022 (the “Closing Date”), Athena Funding II LLC (“Athena Funding II”), a Delaware limited liability company and newly formed subsidiary of Owl Rock Technology Finance Corp. II, a Maryland corporation (the “Company” or “us”), entered into a Loan and Management Agreement (the “Secured Credit Facility”), with Athena Funding II LLC, as Borrower, the Company, as Collateral Manager and Transferor, MUFG Bank, Ltd. (“MUFG”), as Administrative Agent, State Street Bank and Trust Company, as Collateral Agent and Collateral Administrator, Alter Domus (US) LLC as Custodian, the lenders from time to time parties thereto (the “Lenders”) and the group agents from time to time parties thereto.

From time to time, the Company expects to sell and contribute certain investments to Athena Funding II pursuant to a Purchase and Sale Agreement, dated as of the Closing Date, by and between the Company and Athena Funding II. No gain or loss will be recognized as a result of the contribution. Proceeds from the Secured Credit Facility will be used to finance the origination and acquisition of eligible assets by Athena Funding II, including the purchase of such assets from the Company. The Company retains a residual interest in assets contributed to or acquired by Athena Funding II through its ownership of Athena Funding II. The maximum principal amount of the Secured Credit Facility is $300 million; the availability of this amount is subject to a borrowing base test (which is based on the value of Athena Funding II’s assets from time to time, an advance rate and concentration limitations) and satisfaction of certain conditions, including collateral quality tests.

The Secured Credit Facility provides for the ability to draw and redraw revolving loans under the Secured Credit Facility for a period of up to two years after the Closing Date (the “Reinvestment Period”) unless the Reinvestment Period is terminated sooner as provided in the Secured Credit Facility. Unless otherwise terminated, the Secured Credit Facility will mature three years after the last day of the Reinvestment Period (the “Stated Maturity”). Prior to the Stated Maturity, proceeds received by Athena Funding II from principal and interest, dividends, or fees on assets must be used to pay fees, expenses and interest on outstanding borrowings, and the excess may be returned to the Company, subject to certain conditions. On the Stated Maturity, Athena Funding II must pay in full all outstanding fees and expenses and all principal and interest on outstanding borrowings, and the excess may be returned to the Company. The credit facility may be permanently reduced, in whole or in part, at the option of Athena Funding II.

Amounts drawn bear interest at a cost of funds rate as determined by MUFG periodically (or Term SOFR under certain circumstances) plus an applicable margin of 2.85% during the Reinvestment Period and 3.25% after the end of the Reinvestment Period. During the Reinvestment Period, there is an unused fee of 0.50% on the undrawn amount, if any, of the revolving commitments in the Secured Credit Facility. The Secured Credit Facility contains customary covenants, including certain maintenance covenants and customary events of default. The Secured Credit Facility is secured by a perfected first priority security interest in the assets of Athena Funding II and on any payments received by Athena Funding II in respect of those assets. Assets pledged to the Lenders will not be available to pay the debts of the Company.

Borrowings of Athena Funding II are considered the Company’s borrowings for purposes of complying with the asset coverage requirements under the 1940 Act.

The description above is only a summary of the material provisions of the Secured Credit Facility and the Purchase and Sale Agreement and is qualified in its entirety by reference to the copies of the Secured Credit Facility and Purchase and Sale Agreement which are filed as Exhibits 10.1 and 10.2 to this current report on Form 8-K and are incorporated herein by reference thereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Loan and Management Agreement, dated November 8, 2022, among Athena Funding II LLC, as Borrower, Owl Rock Technology Finance Corp. II, as Collateral Manager and Transferor, MUFG Bank, Ltd., as Administrative Agent, State Street Bank and Trust Company, as Collateral Agent and Collateral Administrator, and Alter Domus (US) LLC, as Custodian.

10.2	Purchase and Sale Agreement, dated November 8, 2022, by and between Athena Funding II LLC, as Purchaser, and Owl Rock Technology Finance Corp. II, as Seller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Owl Rock Technology Finance Corp. II

November 10, 2022	By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Chief Financial Officer and Chief Operating Officer